Exhibit 3.119
ARTICLES OF INCORPORATION
OF
MAZATLAN VILLAS, INC.
     I, the undersigned person of the age of eighteen years or more, as incorporator of a corporation under the Washington Business Corporation Act, adopt the following articles of Incorporation for such corporation:
ARTICLE 1. NAME
     The name of this corporation is Mazatlan Villas, Inc.
ARTICLE 2. DURATION
     The period of its duration is perpetual.
ARTICLE 3. PURPOSES
     This corporation is organized for the following purposes:
     (a) To act as a general partner in a limited partnership and perform all of the duties, responsibilities and rights of such general partner.
     (b) To engage in and carry on the business of operating residential and income real properties, including developing, subdividing and condominiumizing properties.
     (c) To engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.
     (d) To be a partner or joint venturer in any lawful business, trade or activity.
     (e) To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.
     The foregoing clauses of this Article 3 shall each be construed as purposes and powers, and the matters expressed in each clause shall be in no way limited or restricted by reference to or inference from the terms of any other clauses, but shall be regarded as independent purposes and powers; and nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right or privilege given to this corporation by law or otherwise.
ARTICLE 4. SHARES
     This corporation shall have authority to issue 50,000 shares of common stock and each share shall have a par value of $1.00.
ARTICLE 5. COMMENCEMENT OF BUSINESS
     This corporation will not commence business until consideration of the value of at least Five Hundred Dollars has been received for the issuance of its shares.
ARTICLE 6. CONFLICTS OF INTEREST
     This corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such director, officer, or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such contract or transaction shall be voided and no such director, officer, or shareholder shall be held liable to account to the corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of directors and officers of the corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be disclosed or known to the board of directors of this corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association, firm or entity.
ARTICLE 7. DIRECTORS
     The number of directors of this corporation shall be fixed by the bylaws and may be increased or decreased from time to time in the manner specified therein. The initial Board of Directors shall consist of three directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of the shareholders and until their successors are elected and qualify unless they resign or are removed are:

Robert L. Ringgenberg	2234 61st S.E. Mercer Island, WA 98040

Robert E. Burns	1625 103rd Place N.E., #M-2 Bellevue, WA 98044

Stephen K. Henkel	4 Holly Hill Drive Mercer Island, WA 98040
ARTICLE 8. BYLAWS
     The Board of Directors shall have the power to adopt, amend or repeal the bylaws for this corporation, subject to the concurrent power of the shareholders to amend or change such bylaws.
ARTICLE 9. REGISTERED OFFICE, AGENT
     The address of the initial registered office of this corporation is 1417 116th N.E., Bellevue, WA 98004 and the name of its initial registered agent is Landon R. Estep.
ARTICLE 10. PREEMPTIVE RIGHTS
     Preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.
ARTICLE 11. CUMULATIVE VOTING
     The right to cumulate votes in the election of directors shall exist with respect to shares of stock of this corporation.
ARTICLE 12. AMENDMENTS OF ARTICLES OF INCORPORATION
     This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon, any of the provisions contained in these Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE 13. INCORPORATOR
     The name and address of the incorporator is Landon R. Estep, 1417 116th Avenue N.E., Bellevue, WA 98004
     EXECUTED in duplicate on the 8th day of July, 1984.

/s/ Landon R. Estep
Incorporator

REGISTERED AGENT CONSENT TO SERVICE
FOR
MAZATLAN VILLAS, INC.
     I, Landon R. Estep, hereby consent to serve as registered agent in the State of Washington for Mazatlan Villas, Inc.
     I understand as agent for this corporation it will be my responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the Office of the Secretary of State in the event of my resignation or of any changes in the registered office address of the corporation of which I am agent.
     Dated this 17th day of July, 1984.

/s/ Landon R. Estep
Registered Agent — Landon R. Estep

Registered Office:
1417 116th Avenue N. E.
Bellevue, WA 98004

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
MAZATLAN VILLAS, INC.
     Pursuant to RCW 23A.16.040, the undersigned submits these Articles of Amendment for filing:
     1. The name of the corporation is Mazatlan Villas, Inc.
     2. Article 1 of the Company’s Articles of Incorporation is hereby amended as follows:
ARTICLE 1. NAME
     The name of this corporation is Mazatlan Development Inc.
     3. The amendment was adopted by the written consent of shareholders on May 10th, 1989.
     4. 1,000 shares of common stock are outstanding and entitled to vote on the amendment.
     5. 1,000 shares voted for the amendment and no shares voted against the amendment.
     6. The amendment does not effect an exchange, reclassification or cancellation of issued shares.
     The undersigned executes these Articles of Amendment as duplicate originals this 10th day of May, 1989, under penalty of perjury.

MAZATLAN VILLAS, INC.
By	/s/ Robert E. Burns
Its: President